5
1
<SROS>NEW YORK
<REPORTING-OWNER>
  0000903198
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  MOHAWK INDUSTRIES, INC.
  40851968
  <IRS-NUMBER>52-1604305
</SUBJECT-COMPANY>
<PERIOD>12/31/02
5
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   KOLB, DAVID L.
   P.O. BOX 12069


   CALHOUN, GA  30703
2. Issuer Name and Ticker or Trading Symbol
   MOHAWK INDUSTRIES, INC. (MHK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [X] Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                  05/15/02    G        150           D               476,219        D  Direct
Common Stock                                                                                     4,820          I  Minor Children
Common Stock                                                                                     703            I  by Managed
                                                                                                                   Account

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $23.3281                                                                                01/01/11
(right to buy)
Non-Qualified Stock Option     $38.7275                                                                                01/01/12
(right to buy)
Put Option (right to sell)     $55.8875                                                                   05/14/04     05/14/04
Put Option (right to sell)     $59.2700                                                                   05/20/04     05/20/04

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock Option               Common Stock                   2,250                     2,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   2,250                     2,250         D   Direct
(right to buy)
Put Option (right to sell)               Common Stock                   50,000                    50,000        D   Direct
Put Option (right to sell)               Common Stock                   50,000                    50,000        D   Direct

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ KOLB, DAVID L.
DATE 02/11/03